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                                                Exhibit 23



            Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 1995, which appears on page 38 of the 1994 Annual Report to Shareowners of AlliedSignal Inc.(the
"Company"), which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended
December 31, 1994. We also consent to the incorporation by reference in this Registration Statement of our report dated June 3, 1994 appearing on page F-2 of the Truck
Brake Systems Company Savings Plan's Annual Report on Form
11-K for the year ended December 31, 1993. We also consent to the reference to us under the heading
"Interests of Named Experts and Counsel" in this Registration Statement.





Price Waterhouse LLP
Morristown, NJ
March 31, 1995